Exhibit 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (“Agreement”), effective as of August 13, 2007 (the “Effective Date”), is made and entered into by you, Katrina L. Helmkamp, on behalf of yourself, your heirs, executors, administrators, successors and assigns (collectively referred to as “you” or “Employee”) and The ServiceMaster Company, on behalf of itself, its divisions, subsidiaries, affiliates, related companies, predecessors, successors, assigns, and their officers, directors, employees, insurers, stockholders, and agents (collectively referred to as “ServiceMaster”).  In consideration of the mutual covenants in this Agreement, the parties hereby agree as follows:

1.             Separation Date.  You are voluntarily terminating your employment with ServiceMaster, which employment will end on August 17, 2007 (“Separation Date”).  You agree to remain employed through the Separation Date. You will continue to be paid your base salary at an annual rate of $463,500 through and including the Separation Date in accordance with the payroll practices of ServiceMaster.

2.             Duties.  From and after the Effective Date, you shall not be required to be present in your office in Memphis, Tennessee; provided, however, that you shall make yourself available during normal business hours for the purpose of transitioning your duties and responsibilities and, upon reasonable request, shall commute to your office in Memphis for the purpose of transitioning your duties and responsibilities.

3.             Separation Pay.  In connection with your termination of employment, ServiceMaster agrees to pay you, within five (5) business days after your Separation Date, by lump sum cash payment, a gross amount equal to $1,836,750, less applicable payroll withholdings and other deductions.  If your employment is terminated prior to the Separation Date by ServiceMaster for Cause, you will forfeit all rights to any payment under this section.  As used in this Agreement, Cause shall mean:

(1)           a material breach of your duties and responsibilities which do not differ in any material respect from your duties and responsibilities during the 90-day period immediately prior to July 24, 2007 (other than as a result of incapacity due to physical or mental illness) which is demonstrably willful and deliberate on your part, which is committed in bad faith or without reasonable belief that such breach is in the best interests of ServiceMaster and which is not remedied in a reasonable period of time after receipt of written notice from ServiceMaster specifying such breach and period of time; or

(2)           your commission of a felony or misdemeanor involving any act of fraud, embezzlement or dishonesty or any other intentional misconduct by you that materially and adversely affects the business affairs or reputation of ServiceMaster or an affiliated company.

4.             Group Insurance.   For a period of two years commencing on the Separation Date, ServiceMaster and its affiliated companies shall continue to keep in full force and effect all policies of medical, accident, disability and life insurance with respect to you and your dependents with the same level of coverage, upon the same terms and otherwise to the same extent as such policies are in effect as of the date of this Agreement or, if more favorable to you, as provided generally with respect to other peer employees of ServiceMaster and its affiliated companies, and ServiceMaster and you shall share the costs of the continuation of such insurance coverage in the same proportion as such costs are shared as of the date of this Agreement.  After the expiration of such two-year period, you shall be entitled to continue your medical coverage under Federal law (COBRA).

5.             PSRP.  Your participation and your eligibility to participate in the ServiceMaster Profit Sharing and Retirement Plan (“PSRP”) will end at the close of business on the Separation Date.  Any amounts to be paid, distributed, rolled over, or held under the PSRP will be paid, distributed, rolled over or held in accordance with the terms of the PSRP and applicable rules and regulations.

6.             Deferred Compensation Plan.  If you participate in or are eligible to participate in ServiceMaster’s Deferred Compensation Plan, your participation and your eligibility to participate in the ServiceMaster Deferred Compensation Plan (“DCP”) will end on the Separation Date.  Any amounts to be paid or distributed under the DCP will be paid or distributed in accordance with the terms of the DCP and your elections.

7.             ABP and CPP.  Your participation and your eligibility to participate in the ServiceMaster 2007 Annual Bonus Plan and 2007 Corporate Performance Plan will end on the Separation Date.

8.             Vacation.  On the Separation Date you will be paid for any unused, earned vacation days.

9.             Release.  In exchange for the agreements described in Sections 3 and 4, you hereby agree to waive and release and forever discharge ServiceMaster and its respective past and present directors, managers, officers, shareholders, agents, employees, attorneys, servants, parent corporations, subsidiaries, divisions, limited partnerships, affiliated corporations, and successors and assigns, and each of them, separately and collectively (“Releasees”), from any and all existing claims, charges, complaints, liens, demands, causes of action, obligations, damages and liabilities, known or unknown, suspected or unsuspected, that you ever had, now have or may claim to have against Releasees including, but not limited to, claims and causes of action arising out of or in any way related to your employment with or separation from ServiceMaster, to any services performed for ServiceMaster, to any status, term or condition in such employment, or to any physical or mental harm or distress from such employment or non-employment or claim to any hire, rehire or future employment of any kind by ServiceMaster.  This includes, but is not limited to, claims based on express or implied contract, covenants of good faith and fair dealing, wrongful discharge, claims under federal, state, and local laws, regulations and ordinances, including but not limited to Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act and the Age Discrimination in

Employment Act, the Employee Retirement Income Security Act (“ERISA”), claims for violation of public policy, tort or common law; and claims for additional compensation or damages or attorneys’ fees.  You understand that this Agreement includes a release of all known and unknown claims to the date of this Agreement. This Release does not, however, apply to or waive any rights you may have under applicable worker’s compensation laws.  Moreover, nothing in this Agreement will prohibit you from filing a charge of discrimination with the Equal Employment Opportunity Commission.

10.           Covenant Not to Sue.  You agree that you will not commence, aid, or maintain any action or other legal proceeding based upon any claim arising out of or related to the matters released in this Agreement, except for the purpose of enforcing this Agreement or as required by law.

11.           Acknowledgements.  You further agree that:

•                                          You have read this Agreement and understand all of its terms;

•                                          You are entering into this Agreement knowingly, voluntarily and with full knowledge of its significance;

•                                          You have been advised to consult an attorney regarding this Agreement;

•                                          You have been offered forty-five (45) days to consider this Agreement;

•                                          You have seven (7) calendar days to revoke the Agreement after you sign it.  If you want to revoke it, you must deliver a written revocation to Sandi Pearlman, Vice President and Associate General Counsel, Labor & Employment, 860 Ridge Lake Blvd, Memphis, Tennessee 38120 within seven days after you sign the Agreement.  If you do not revoke it, the Agreement will become effective on the eighth day after you sign it; and

•                                          The promises contained in Sections 3 and 4 are consideration for your signing this Agreement and represent payments and benefits that you are not otherwise entitled to receive from ServiceMaster.

12.           Certain Covenants:

(a)           From the date you sign this Agreement until July 24, 2008, you shall not in any manner, directly or indirectly (whether as owner, stockholder, director, officer, employee, principal, agent, consultant, independent contractor, partner or otherwise), in North America or any other geographic area in which ServiceMaster or any subsidiary of ServiceMaster is then directly or indirectly conducting business, own, manage, operate, control, participate in, perform services for, or otherwise carry on, a business similar to or competitive with the business conducted by ServiceMaster or any subsidiary of ServiceMaster.

(b)           From the date you sign this Agreement until January 24, 2009, you shall not in any manner, directly or indirectly attempt to induce any employee of ServiceMaster or any subsidiary of ServiceMaster to terminate his or her employment for any purpose whatsoever or any attempt directly or indirectly to solicit the trade or business of any current or prospective customer, supplier or partner of ServiceMaster or any subsidiary of ServiceMaster.

(c)           You shall not, at any time, make use of or disclose, directly or indirectly, any (i) trade secret or other confidential or secret information of ServiceMaster or any subsidiary of ServiceMaster or (ii) other technical, business, proprietary or financial information of ServiceMaster not available to the public generally or to the competitors of ServiceMaster or any subsidiary of ServiceMaster (“Confidential Information”), except to the extent that such Confidential Information (1) becomes a matter of public record or is published in a newspaper, magazine or other periodical available to the general public, other than as a result of any act or omission by you or (2) is required to be disclosed by any law, regulation or order of any court or regulatory commission, department or agency.  You shall return all Confidential Information in any form (including, but not limited to, data stored by computer) to ServiceMaster on or before the Separation Date.

(d)           If, at any time of enforcement of this section, a court or an arbitrator holds that the restrictions stated in this Agreement are unreasonable under circumstances then existing, ServiceMaster and you agree that the maximum period or scope reasonable under such circumstances shall be substituted for the stated period or scope and that the court or arbitrator shall revise the restrictions contained in this Agreement to cover the maximum period and scope permitted by law.

(e)           You acknowledge that any breach of this section will result in serious and irreparable injury to ServiceMaster for which ServiceMaster cannot be adequately compensated by monetary damages alone.  You agree, therefore, that, in addition to any other remedy ServiceMaster may have, ServiceMaster will be entitled to seek both preliminary and permanent injunctive relief (to the extent permitted by law) without the necessity of proving actual damages and/or the posting of a bond.

13.           Return of ServiceMaster Property. You agree to return to ServiceMaster all ServiceMaster property, equipment and materials prior to the Separation Date, including, but not limited to, the following materials provided to you in the course of your employment with ServiceMaster: any ServiceMaster automobile; any laptop computer and peripherals; any cell phone; any telephone calling cards; keys; ServiceMaster identification card; any credit cards; and all written or graphic materials (and all copies) relating in any way to ServiceMaster’s business, including documents, manuals, computer files, diskettes, customer lists and reports.

14.           Assistance.  You agree that, subject to reimbursement by ServiceMaster of reasonable costs and expenses, you will cooperate fully with ServiceMaster and its counsel with respect to any matter (including, but not limited to litigation, investigation or government proceeding) which relates to matters with which you were involved during your employment with ServiceMaster. You further agree to notify ServiceMaster’s General Counsel immediately upon your being asked to assist or supply information to any person or entity regarding any civil claim or possible claim against any member of ServiceMaster, and also to give such notice in the event you do in fact assist or supply information to any such person or entity.

15.           Non-Disparagement.  You agree that in accordance with ethical and professional standards, you will refrain from taking actions or making statements, written or oral, which disparage or defame the goodwill or reputation of ServiceMaster, its directors, officers, executives, shareholders, subsidiaries, parent companies, and employees or statements which could adversely affect the morale of other employees. If it is determined that you have violated the promises made in this provision, ServiceMaster shall be entitled to recover from you all monetary amounts or benefits paid to you pursuant to this Agreement.

16.           Assignment.  You agree that the rights and benefits provided to you under this Agreement are personal to you and no such right or benefit will be subject to alienation, assignment or transfer except as required by law; provided, however, that nothing in this section will preclude you from designating a beneficiary or beneficiaries to receive any benefit payable on your death.

17.           No Admission.  You and ServiceMaster acknowledge that this Agreement does not constitute an admission by ServiceMaster of any liability or wrongdoing whatsoever.

18.           Entire Agreement.  You and ServiceMaster agree that this Agreement constitutes the complete understanding between you and ServiceMaster regarding the matters herein and that no other promises or agreements regarding the matters herein, express or implied, will be binding between you and ServiceMaster unless signed in writing by you and ServiceMaster. This Agreement fully supersedes and replaces any and all prior agreements or understandings, if any, between you and ServiceMaster on any matter that is addressed in this Agreement, including but not limited to, your change in control severance agreement executed between you and ServiceMaster; it being understood, however, that this Agreement is not intended to affect the terms of any option to purchase common stock of ServiceMaster, stock appreciation rights relating to common stock of ServiceMaster, restricted common stock of ServiceMaster, or any other equity award of ServiceMaster.   This Agreement may not be amended except in writing signed by you and the Senior Vice President, Human Resources of ServiceMaster.

19.           Severability.  You and ServiceMaster agree that to the extent that any portion of this Agreement may be held to be invalid or legally unenforceable, the remaining portions will not be affected and will be given full force and effect.

20.           Arbitration.  Any dispute or controversy between you and ServiceMaster, whether arising out of or relating to this Agreement, the breach of this Agreement, or otherwise, shall be settled by arbitration in Memphis, Tennessee administered by the American Arbitration Association, with any such dispute or controversy arising under this Agreement being so administered in accordance with its National Rules for the Resolution of Employment Disputes then in effect, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.  The arbitrator shall have the authority to award any remedy or relief that a court of competent jurisdiction could order or grant, including, without limitation, the issuance of an injunction.  However, either party may, without inconsistency with this arbitration provision, apply to any court having jurisdiction over such dispute or controversy and seek interim provisional, injunctive or other equitable relief until the arbitration award is rendered or the controversy is otherwise resolved.  Except as necessary in court proceedings to enforce this arbitration provision or an award rendered hereunder, or to obtain interim relief, neither a party nor an arbitrator may disclose the existence, content or results of any arbitration hereunder without the prior written consent of both parties.  You and ServiceMaster acknowledge that this Agreement evidences a transaction involving interstate commerce.  Notwithstanding any choice of law provision included in this Agreement, the United States Federal Arbitration Act shall govern the interpretation and enforcement of this arbitration provision.

21.           No Waiver.  The failure to enforce at any time any of the provisions of this Agreement, or to require at any time performance by the other party of any of the provisions hereof, will in no way be construed to be a waiver of such provisions or to affect either the validity of this Agreement or any part hereof or the right of either party thereafter to enforce each and every provision in accordance with the terms of this Agreement.

22.           Notices.  All notices required hereunder will be in writing and will be deemed given upon receipt if delivered personally (receipt of which is confirmed), or by courier service promising overnight delivery (with delivery confirmed the next day), or three (3) business days after deposit in the U.S. Mail, certified with return receipt requested.  All notices will be addressed as follows:

If to you:	If to ServiceMaster:

Katrina L. Helmkamp	The ServiceMaster Company
2315 Poplar Avenue	860 Ridge Lake Blvd.
Evanston, IL 60201	Memphis, Tennessee 38120
Attention: Senior Vice President,
Human Resources

23.           Governing Law; Validity.  The interpretation, construction and performance of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Illinois without regard to the principle of conflicts of laws.  The invalidity or enforceability of any provision of this Agreement shall not affect the validity or enforceability of any of the other provisions of this Agreement, which other provisions shall remain in full force and effect.

SIGNED:

/s/ Katrina L. Helmkamp	/s/ J. Patrick Spainhour
Name: Katrina L. Helmkamp	J. Patrick Spainhour
Chief Executive Officer
The ServiceMaster Company

Dated: August 13, 2007	Dated: August 13, 2007